Exhibit 99.1

BROADMARK REALTY CAPITAL ANNOUNCES RECEIPT OF LETTER FROM NYSE REGULATION REGARDING LOW SELLING PRICE OF ITS WARRANTS

Seattle, WA – January 6, 2023 – Broadmark Realty Capital Inc. (NYSE: BRMK) (the “Company”), an internally managed secured real estate finance company, today announced that on January 5, 2023 it had received a letter from NYSE Regulation indicating that NYSE Regulation has determined to commence proceedings to delist the Company’s warrants from the NYSE American exchange and that trading in the warrants has been suspended. Specifically, the letter stated that the warrants are no longer suitable for listing based on low selling price levels, pursuant to Section 1001 of the NYSE American Company Guide. The notification letter confirms that the Company’s common stock (ticker symbol BRMK) will continue to be traded on the New York Stock Exchange.

About Broadmark Realty Capital

Broadmark Realty Capital Inc. (NYSE: BRMK) is a specialty real estate finance company, providing financing solutions generally in the $5 to $75 million range per transaction. The company provides smart, reliable, rapid solutions across the entire debt capital stack, including senior, subordinate, and participation investments with fixed and floating rate structures available. Broadmark invests in a variety of new construction and existing properties across all asset classes throughout the United States, including hotel, industrial, medical, mixed-use, office, retail, self-storage, warehouse, multifamily, senior living, student housing, condos, larger scaled single-family, townhome, and multiplex. It has the competitive advantage of being an internally managed balance sheet lender, and the company’s proactive approach delivers dedicated in-house underwriting, asset management, loan servicing, and draw administration.

Contact:

Investor Relations

InvestorRelations@broadmark.com

206-623-7782